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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             FRESH AMERICA CORP.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 35803R105
                     ----------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 35803R105                   13G                 Page     of     Pages
          ---------                                            ---    ---

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

              Agostino Sarraino
              Social Insurance No.: 430-184-945
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

              Canadian
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Number of Shares              (5) Sole Voting
 Beneficially                       Power          276,722 Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power          N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power          276,722 Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power          N/A
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

              276,722 Common Stock
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

              N/A
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(11) Percent of Class Represented by Amount in Row (9)

              6.6%
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(12) Type of Reporting Person*

              IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  March 4, 1998
                                       ----------------------------------------
                                                      (Date)

                                              /s/ Agostino Sarraino
                                       ----------------------------------------
                                                    (Signature)

                                                  Agostino Sarraino
                                       ----------------------------------------
                                                    (Name/Title)